Exhibit 99.1

National & Retail Trades and First Call, Release: February 23, 2006 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS RECORD EARNINGS

FOR FOURTH QUARTER AND FISCAL 2005

•

Fourth Quarter Net Income Increase of 17.6% and EPS of $1.08 per Diluted Share

•

Fiscal 2005 Net Income Increase of 19.7% and EPS of $2.43 per Diluted Share

MENOMONEE FALLS, WI … February 23/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported record results for the three and twelve months ended January 28, 2006.

Fourth Quarter Results

Kohl’s Corporation reported a 17.6 percent increase in net income for the quarter ended January 28, 2006.  Net income was $374.9 million, or $1.08 per diluted share, compared with $318.8 million or $0.92 per diluted share a year ago.  Net sales increased to $4.7 billion from $4.1 billion a year ago, an increase of 14.1 percent for the quarter.  Comparable store sales increased 2.7 percent for the same period.

2005 Fiscal Year Results

For the twelve months ended January 28, 2006, net income increased 19.7 percent to $842.0 million or $2.43 per diluted share, compared with $703.4 million or $2.04 per diluted share a year ago.  Net sales increased 14.5 percent to $13.4 billion from $11.7 billion a year ago.  Comparable store sales increased 3.4 percent for the same period.

The results for fiscal 2005 reflect the Company’s decision to adopt expensing of stock options.  In accordance with the modified retrospective method, fiscal 2004’s results have been restated.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We made tremendous progress on our 2005 initiatives and are very pleased with the bottom-line results for the quarter and the year.  We concentrated on inventory management, resulting in lower clearance levels and the best gross margin performance in our history.  We have made great strides in broadening our assortment and are receiving positive feedback from our shoppers.  We are attracting new customers and believe we are building momentum as a brand.  In 2006, we will continue to focus on these initiatives: merchandise content, marketing, inventory management and the in-store shopping experience.  These are the building blocks of a great retail strategy.”

Montgomery added, “I am very proud of our over 107,000 associates and the role they played in delivering another record year and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘Expect Great Things’ from Kohl’s in 2006.”

Expansion Update

During the year, Kohl’s successfully opened 95 stores including entries into the Orlando and Jacksonville, FL markets and the Buffalo, NY market.

The Company ended the year with 732 stores in 41 states, compared with 637 stores in 40 states at the end of 2004.

Kohl’s continues to target opening 500 additional stores over the next five years.  The Company plans to open approximately 80-85 stores in fiscal 2006 with approximately 17 stores opening during the first quarter, including its initial entry into the Pacific Northwest in the Portland, OR market.

Fourth Quarter Earnings Conference Call

Investors will have the opportunity to listen to the fourth quarter earnings conference call today at 5:00 PM (EST) by dialing (847) 619-6368 ten minutes prior to the start of the call.  In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a telephone replay will be available beginning shortly after the call and continuing through March 23, 2006. To access this replay, simply dial (630) 652-3018, and use Pass Code: 13584558.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

	13 Weeks Ended
	January 28, 2006	% to Net Sales	January 29, 2005 (Restated)	% to Net Sales

Net sales	$ 4,651.9		$ 4,078.7
Cost of merchandise sold	3,073.3	66.1%	2,708.1	66.4%

Gross margin	1,578.6	33.9%	1,370.6	33.6%

Operating expenses:
Selling, general and administrative	864.3	18.6%	760.0	18.6%
Depreciation and amortization	91.2	1.9%	78.0	1.9%
Preopening expenses	1.5	0.0%	2.6	0.1%

Operating income	621.6	13.4%	530.0	13.0%

Interest expense, net	18.8	0.4%	17.4	0.4%

Income before income taxes	602.8	13.0%	512.6	12.6%
Provision for income taxes	227.9	4.9%	193.8	4.8%

Net income	$ 374.9	8.1%	$ 318.8	7.8%

Basic net income per share	$ 1.09		$ 0.93
Avg. number of shares	344.7		343.2

Diluted net income per share	$ 1.08		$ 0.92
Avg. number of shares	346.6		345.7

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

	52 Weeks Ended
	January 28, 2006	% to Net Sales	January 29, 2005 (Restated)	% to Net Sales

Net sales	$ 13,402.2		$11,700.6
Cost of merchandise sold	8,639.3	64.5%	7,587.0	64.8%

Gross margin	4,762.9	35.5%	4,113.6	35.2%

Operating expenses:
Selling, general and administrative	2,963.5	22.1%	2,583.0	22.1%
Depreciation and amortization	338.9	2.5%	288.2	2.5%
Preopening expenses	44.3	0.3%	49.1	0.4%

Operating income	1,416.2	10.6%	1,193.3	10.2%

Interest expense, net	70.4	0.6%	62.4	0.5%

Income before income taxes	1,345.8	10.0%	1,130.9	9.7%
Provision for income taxes	503.8	3.7%	427.5	3.7%

Net income	$ 842.0	6.3%	$ 703.4	6.0%

Basic net income per share	$ 2.45		$ 2.06
Avg. number of shares	344.2		341.7

Diluted net income per share	$ 2.43		$ 2.04
Avg. number of shares	346.8		344.8

Kohl's Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

Subject to Reclassification

	52 Weeks Ended
	January 28, 2006	January 29, 2005 (Restated)
Operating activities
Net income	$ 841,960	$ 703,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	339,608	288,892
Amortization of debt discount	218	216
Deferred income taxes	18,793	78,274
Share-based compensation	43,941	43,375
Excess tax benefits from share-based compensation	(14,458)	(10,563)
Changes in operating assets and liabilities:
Accounts receivable, net	(262,433)	(239,475)
Merchandise inventories	(290,591)	(339,987)
Other current and long-term assets	(19,594)	19,188
Accounts payable	125,316	172,056
Accrued and other long-term liabilities	94,747	151,558
Income taxes	4,184	70,160

Net cash provided by operating activities	881,691	937,095
Investing activities
Acquisition of property and equipment and favorable lease rights	(799,417)	(889,598)
Net purchases of short-term investments	(71,310)	(54,482)
Acquisition of software and other	(33,056)	(33,411)
Net cash used in investing activities	(903,783)	(977,491)
Financing activities
Excess tax benefits from share-based compensation	14,458	10,563
Repayments of long-term debt, net	(5,102)	(13,292)
Net proceeds from issuances of common shares	22,858	47,094

Net cash provided by financing activities	32,214	44,365
Net increase in cash and cash equivalents	10,122	3,969
Cash and cash equivalents at beginning of period	116,717	112,748

Cash and cash equivalents at end of period	$ 126,839	$116,717

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
Subject to Reclassification

	January 28, 2006	January 29, 2005 (Restated)

Assets
Current assets:
Cash and cash equivalents	$ 126,839	$ 116,717
Short-term investments	160,077	88,767
Accounts receivable trade, net	1,652,065	1,389,632
Merchandise inventories	2,237,568	1,946,977
Deferred income taxes	23,677	54,050
Other current assets	65,826	47,294
Total current assets	4,266,052	3,643,437

Property and equipment, net	4,543,832	3,987,945
Favorable lease rights, net	212,380	224,903
Goodwill	9,338	9,338
Other assets	121,436	113,676
Total assets	$ 9,153,038	$ 7,979,299

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 829,971	$ 704,655
Accrued liabilities	641,635	570,757
Income taxes payable	166,908	177,182
Current portion of long-term debt and capital leases	107,941	3,464
Total current liabilities	1,746,455	1,456,058

Long-term debt and capital leases	1,046,104	1,103,441
Deferred income taxes	217,801	229,381
Other long-term liabilities	185,340	156,521
Shareholders’ equity	5,957,338	5,033,898
Total liabilities and shareholders’ equity	$ 9,153,038	$ 7,979,299